EXHIBIT 99.1

FOR IMMEDIATE PRESS RELEASE

FOR:	PMC Commercial Trust	CONTACT:	Investor Relations
	17950 Preston Road, Suite 600		972-349-3235
Dallas, TX 75252

PMC Commercial Trust Announces Second Quarter and Year-To-Date Results

PMC Commercial Trust
AMEX (Symbol PCC)

Dallas, TX	August 5, 2004

PMC Commercial Trust (AMEX: PCC) announced second quarter and year-to-date results today. For the three months ended June 30, 2004, net income was $3,583,000, or $0.33 per share, compared to $1,839,000, or $0.29 per share, for the three months ended June 30, 2003. Our income from continuing operations increased to $3,277,000 ($0.30 per share) during the three months ended June 30, 2004 from $1,742,000 ($0.28 per share) during the three months ended June 30, 2003.

For the six months ended June 30, 2004, our net income increased to $17,829,000, or $1.89 per share, from $3,651,000, or $0.57 per share, for the six months ended June 30, 2004 primarily as a result of the extraordinary gain resulting from the merger with PMC Capital, Inc. (“PMC Capital”) of $11,593,000. Our income from continuing operations increased to $5,863,000 ($0.62 per share) during the six months ended June 30, 2004 from $3,457,000 ($0.54 per share) during the six months ended June 30, 2004.

As a result of the merger with PMC Capital on February 29, 2004, our assets under management increased resulting in both increased revenues and expenses. Revenue increases were primarily from an increase in other income resulting from increased prepayment fees and increased income from retained interests in transferred assets due to our 2003 securitization and the acquisition of $43.6 million of retained interests in transferred assets from PMC Capital as a result of the merger.

Dr. Andrew S. Rosemore, Chairman of the Board, stated, “We are pleased to report our results for the second quarter of 2004 which is the first full quarter following our merger. Our backlog has shown a slight increase to $26.4 million at the end of June 2004 from $22.3 million at March 31, 2004 and is presently at approximately $34.9 million. Portfolio quality remains strong as we have seen improvement in the hospitality sector during 2004 and many experts are forecasting positive industry trends through 2005.”

PMC COMMERCIAL TRUST — Page 2	Earnings Press Release	August 5, 2004

The following tables contain comparative selected financial data as of June 30, 2004 and December 31, 2003 and for the three and six months ended June 30, 2004 and 2003:

FINANCIAL POSITION INFORMATION
(Dollars in thousands)

	June 30,	December 31,	Increase
	2004	2003	(Decrease)%
Loans receivable, net	$114,735	$50,534	127%
Retained interests in transferred assets	$70,915	$30,798	130%
Real property investments	$42,903	$43,339	(1%)
Total assets	$256,142	$131,736	94%
Notes and debentures payable	$76,541	$33,380	129%
Revolving credit facility	$3,700	$—	—
Total beneficiaries’ equity	$159,032	$92,091	73%
Shares outstanding	10,857	6,446	68%

PMC COMMERCIAL TRUST — Page 3	Earnings Press Release	August 5, 2004

RESULTS OF OPERATIONS
(Dollars in thousands, except per share information)

	Six Months Ended June 30,			Three Months Ended June 30,
	2004	2003	Incr (Decr) %	2004	2003	Incr (Decr) %
Income:
Interest income	$3,369	$3,047	11%	$2,028	$1,600	27%
Lease income	2,808	2,755	2%	1,402	1,392	1%
Income from retained interests in transferred assets	3,843	1,376	179%	2,548	674	278%
Premium income	150	—	NA	150	—	NA
Other income	1,130	99	1,041%	605	71	752%

Total income	11,300	7,277	55%	6,733	3,737	80%

Expenses:
Interest expense	2,118	1,712	24%	1,258	890	41%
Advisory and servicing fees, net	292	894	(67%)	—	449	(100%)
Depreciation	932	893	4%	471	446	6%
Salaries and related benefits	1,262	—	NA	955	—	NA
General and administrative expenses	856	254	237%	633	143	343%
Impairment loss from asset acquired in liquidation held for sale	—	67	(100%)	—	67	(100%)
Realized losses on retained interests in transferred assets	101	—	NA	88	—	NA
Reduction of loan losses	(205)	—	NA	(16)	—	NA

Total expenses	5,356	3,820	40%	3,389	1,995	70%

Income before income tax provision, minority interest, discontinued operations and extraordinary item	5,944	3,457	72%	3,344	1,742	92%
Income tax expense	(51)	—	NA	(45)	—	NA
Minority interest (preferred stock dividend of subsidiary)	(30)	—	NA	(22)	—	NA

Income from continuing operations	5,863	3,457	70%	3,277	1,742	88%
Discontinued operations	373	194	92%	306	97	215%

Income before extraordinary item	6,236	3,651	71%	3,583	1,839	95%
Extraordinary item: negative goodwill	11,593	—	NA	—	—	NA

Net income	$17,829	$3,651	388%	$3,583	$1,839	95%

Basic weighted average shares outstanding	9,397	6,447		10,845	6,448

Basic and diluted earnings per share:
Income from continuing operations	$0.62	$0.54	15%	$0.30	$0.28	7%
Discontinued operations	0.04	0.03	33%	0.03	0.01	200%
Extraordinary item	1.23	—	NA	—	—	NA

Net income	$1.89	$0.57	232%	$0.33	$0.29	14%

PMC COMMERCIAL TRUST — Page 4	Earnings Press Release	August 5, 2004

FUNDS FROM OPERATIONS (“FFO”) RECONCILIATION

FFO (i) does not represent cash flows from operations as defined by generally accepted accounting principles (“GAAP”), (ii) is not indicative of cash available to fund all cash flow needs and liquidity, including our ability to make distributions, and (iii) should not be considered as an alternative to net income (as determined in accordance with GAAP) for purposes of evaluating our operating performance. We believe FFO is helpful to investors as a supplemental measure of operating performance since, along with net income and cash flows, it provides a useful measure of actual operating results. In addition, FFO is one of the measures utilized by the Board in its determination of dividends. FFO, as defined by the National Association of Real Estate Investment Trusts (NAREIT), means net income or loss determined in accordance with GAAP, excluding gains or losses from sales of property, plus real estate depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. We calculate FFO based on the NAREIT definition. Our method of calculating FFO may be different from the methods used by other real estate investment trusts (“REITs”) and, accordingly, may not be directly comparable to such other REITs. Our formulation of FFO set forth below is consistent with the NAREIT White Paper definition of FFO.

A reconciliation of our FFO for the three and six months ended June 30, 2004 and 2003 was as follows:

	Six Months Ended June 30,		Three Months Ended June 30,
	2004	2003	2004	2003
		(In thousands)
Net income	$17,829	$3,651	$3,583	$1,839
Less extraordinary gain	(11,593)	—	—	—
Less gain on sale of real estate	(218)	—	(218)	—
Add depreciation	932	939	471	469

FFO	$6,950	$4,590	$3,836	$2,308

CERTAIN MATTERS DISCUSSED IN THIS PRESS RELEASE ARE “FORWARD-LOOKING STATEMENTS” INTENDED TO QUALIFY FOR THE SAFE HARBORS FROM LIABILITY ESTABLISHED BY THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE FORWARD-LOOKING STATEMENTS CAN GENERALLY BE IDENTIFIED AS SUCH BECAUSE THE CONTEXT OF THE STATEMENT WILL INCLUDE WORDS SUCH AS THE COMPANY “EXPECTS,” “ANTICIPATES” OR WORDS OF SIMILAR IMPORT. SIMILARLY, STATEMENTS THAT DESCRIBE THE COMPANY’S FUTURE PLANS, OBJECTIVES OR GOALS ARE ALSO FORWARD-LOOKING STATEMENTS. SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES, INCLUDING THE FINANCIAL PERFORMANCE OF THE COMPANY, REAL ESTATE CONDITIONS AND MARKET VALUATIONS OF ITS STOCK, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CURRENTLY ANTICIPATED. ALTHOUGH THE COMPANY BELIEVES THE EXPECTATIONS REFLECTED IN ANY FORWARD-LOOKING STATEMENTS ARE BASED ON REASONABLE ASSUMPTIONS, THE COMPANY CAN GIVE NO ASSURANCE THAT ITS EXPECTATIONS WILL BE ATTAINED. SHAREHOLDERS, POTENTIAL INVESTORS AND OTHER READERS ARE URGED TO CONSIDER THESE FACTORS CAREFULLY IN EVALUATING THE FORWARD-LOOKING STATEMENTS. THE FORWARD-LOOKING STATEMENTS MADE HEREIN ARE ONLY MADE AS OF THE DATE OF THIS PRESS RELEASE AND THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLICLY UPDATE SUCH FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.